_____________________________
 ________                                       |OMB Number          3235-0104|
|        |                                      |Expires:   September 30, 1998|
| FORM 3 |                                      |Est avg burden hours         |
|________|                                      | per response             0.5|
                                                |_____________________________|

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(l) of the Investment Company Act of 1940

----------------------------  --------------------- --------------------------------------------------- ----------------------------
1. Name and Address of        2. Date of Event      4. Issuer Name and Ticker or Trading Symbol
   Reporting Person              Requiring
                                 Statement             Coyote Network Systems, Inc.    CYOE  (OTC:BB)
   Beeman, Edward Allen          (Month/Day/Year)

                                  06/01/98
----------------------------- --------------------- --------------------------------------------------- ----------------------------
----------------------------- --------------------- --------------------------------------------------- ----------------------------
   5515 Tanoak Lane, #268     3. IRS Identification 5. Relationship  of  Reporting  Person to Issuer    6. If Amendment, Date of
                                 Number of Report-        (Check all applicable)                           Original(Month/Day/Year)
                                 ing Person, if an     _____  Director        _____ 10% Owner
                                 entity                __X__  Officer (give   _____ Other (specify
                                 (Voluntary)                    title below)                below)

                                                             Executive Vice President, Chief
                                                             Financial Officer and Secretary
----------------------------- --------------------- --------------------------------------------------- ----------------------------
----------------------------- --------------------- --------------------------------------------------- ----------------------------
   Agoura,       CA  91301                                                                              7. Individual or Joint/
                                                                                                           Group Filing (Check
                                                                                                           Applicable line)
                                                                                                           _X_ Form filed by One
                                                                                                               Reporting Person
                                                                                                           ___ Form filed by more
                                                                                                               than One Rpt. Person
----------------------------- ---------------------- -------------------------------------------------- ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                       Table 1 - Non-Derivative Securities Beneficially Owned
--------------------------- -------------------------------------------------------------------------------------------------------
--------------------------- ----------------------------------- -------------------------------- -----------------------------------
1. Title of Security         2. Amount of Securities             3. Ownership Form:               4. Nature of Indirect
   (Instr. 4)                   Beneficially Owned (Instr.4)        Direct (D) or Indirect (I)       Beneficial Ownership (Instr. 5)
                                                                    (Instr. 5)
--------------------------- ----------------------------------- -------------------------------- -----------------------------------
--------------------------- ----------------------------------- -------------------------------- -----------------------------------
         NONE                             N/A                                   N/A                            N/A
--------------------------- ----------------------------------- -------------------------------- -----------------------------------
--------------------------- ----------------------------------- -------------------------------- -----------------------------------

--------------------------- ----------------------------------- -------------------------------- -----------------------------------
--------------------------- ----------------------------------- -------------------------------- -----------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities
beneficially owned directly or indirectly.                              (Over)
* If the form is filed by more than one reporting person,
  see Instruction 5(b)(v).                                       SEC 1473 (7/97)

 ______
|      |
|FORM 3|          Table II - Derivative Securities Beneficially Owned
|______|   (e.g., puts, calls, warrants, options, convertible securities)

----------------------- -------------------- ---------------------------------- ----------------- -------------- -------------------
1. Title of Derivative  2. Date Exercisable  3. Title and Amount of             4. Conversion or  5. Ownership   6. Nature of
   Security                and Expiration       Underlying                         Exercise Price    Form of        Indirect
   (Instr. 4)              Date                 Derivative                         of Derivative     Derivative     Beneficial
                           (Month/Day/Year)     Security                           Security          Security:      Ownership
                                                (Instr. 4)                                           Direct (D)     (Instr. 5)
                                                                                                     or Indirect
                                                                                                     (I)
                                                                                                     (Instr. 5)
------------------------ ------------------- ---------------------------------- ----------------- -------------- -------------------
                          Date      Expir-                            Amount
                          Exer-     ation             Title             or
                          cisable   Date                              Number
                                                                     of Shares
------------------------ --------- --------- ----------------------- ---------- ----------------- -------------- -------------------
------------------------ --------- --------- ----------------------- ---------- ----------------- -------------- -------------------

------------------------ --------- --------- ----------------------- ---------- ----------------- -------------- -------------------
------------------------ --------- --------- ----------------------- ---------- ----------------- -------------- -------------------

------------------------ --------- --------- ----------------------- ---------- ----------------- -------------- -------------------
------------------------ --------- --------- ----------------------- ---------- ----------------- -------------- -------------------
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:



                                           /s/ EDWARD ALLEN BEEMAN      06/08/98
                                       **Signature of Reporting Person    Date

**International misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78 ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
OMB Number.                                                               Page 2
                                                                 SEC 1473 (7/97)